SCHEDULE 14A
                         (Rule 14a-101)
            Information Required in Proxy Statement


                    SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exch ange Act of 1934

Filed by the Registrant /X/
Filed by a Party other than the Registrant  / /

Check the appropriate box:

/X/Preliminary Proxy Statement
/ /Definitive Proxy Statement
/ /Definitive Additional Materials
/    /Soliciting   Material   Pursuant   to    240.14a-11(c)   or
 240.14a-12

                       PLASMA-THERM, INC.
        (Name of Registrant as Specified in its Charter)

                       PLASMA-THERM, INC.
           (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box)

/X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(l), or
    14a-6(i)(2).

/ / $500 per each party to the controversy pursuant to Exchange
    Act Rule 14a-6(i)(3).

/  /  Fee  computed on table below per Exchange  Act  Rules  14a-
      6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per   unit  price  or  other  underlying   value   of
      transaction   computed   pursuant   to   Exchange   Act
      Rule 0-11:

   4) Proposed maximum aggregate value of transaction:

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:


                       PLASMA-THERM, INC.

            Notice of Annual Meeting of Shareholders
                         April 30, 1996


TO THE SHAREHOLDERS:

   The Annual Meeting of Shareholders of Plasma-Therm, Inc. (the "Company") will be held at the Company's headquarters, 9509 International Court, St. Petersburg, Florida 33716, on Tuesday, April 30, 1996, at 10:00 a.m., Local Time, for the following purposes:

         1. To elect three directors of the Company to serve until the next Annual Meeting of Shareholders and until their successors are duly elected and qualified; and

         2. To further amend the Company's Articles of Incorporation, as amended, to eliminate the right of the shareholders to act by written consent without holding a meeting.

         3. To transact such other business as may properly come before the meeting or any adjournment thereof.

    The Board of Directors has selected the close of business on March 7, 1996 as the record date for the determination of Shareholders entitled to notice of and to vote at this Annual
Meeting and any adjournment or postponement thereof.

    YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE SELF-ADDRESSED ENVELOPE ENCLOSED FOR YOUR CONVENIENCE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED AT THE MEETING BY GIVING WRITTEN NOTICE TO THE SECRETARY OF THE COMPANY, BY DELIVERING TO THE SECRETARY OF THE COMPANY A DULY EXECUTED PROXY BEARING A LATER DATE OR BY APPEARING AT THE MEETING AND VOTING BY WRITTEN BALLOT IN PERSON.

                           By Order of the Board of Directors



                                Diana M. DeFerrari, Secretary


Dated: March __, 1996



                       PLASMA-THERM, INC.

                    9509 International Court
                 St. Petersburg, Florida 33716
                         (813) 577-4999

                         PROXY STATEMENT



  This Proxy Statement and the accompanying form of proxy are furnished in connection with the solicitation of proxies by the Board of Directors of Plasma-Therm, Inc., a Florida corporation (the "Company"), for the Annual Meeting of Shareholders to be held at the Company's headquarters, 9509 International Court, St. Petersburg, Florida 33716, on Tuesday, April 30, 1995 at 10:00 a.m., Local Time, and at any postponements or adjournments thereof (the "Meeting" or the "Annual Meeting"). The approximate date on which this Proxy Statement and the accompanying form of proxy will be first sent or given to Shareholders is March __, 1996.

  The record date for determining Shareholders entitled to vote at the Meeting has been fixed as the close of business on March 7, 1996. As of the record date, there were _____________ shares of the Company's common stock, $.01 par value ("Common Stock"), outstanding and entitled to vote. Each share of Common Stock entitles the holder to one vote and votes may not be cumulated in the election of directors. The presence, in person or by proxy, at the Meeting of the holders of the shares of Common Stock entitled to cast a majority of the votes will constitute a quorum for purposes of the Meeting.

  A form of proxy is enclosed for use at the Annual Meeting. Proxies will be voted in accordance with Shareholders' instructions. If no instructions are indicated on the proxy card, all shares represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted "FOR" the election of the nominees for directors named below, "FOR" the amendment to the Company's Articles of Incorporation and by the proxies in their discretion on any other matters to come before the Meeting. Any proxy given may, however, be revoked by the stockholder executing it at any time before it is voted by giving written notice to the Secretary of the Company, by delivering to the Secretary of the Company a duly executed proxy bearing a later date or by appearing at the Meeting and voting by written ballot in person.

  The cost of solicitation of proxies by the Board of Directors will be borne by the Company. Proxies may be solicited by mail, personal interview, telephone or telegraph and, in addition, directors, officers and employees of the Company may solicit proxies by such methods without additional remuneration. In accordance with the regulations of the Securities and Exchange Commission, the Company will reimburse, upon request, banks, brokers and other institutions, nominees and fiduciaries for their expenses incurred in sending proxies and proxy material to the beneficial owners of the Company's Common Stock.


                     ELECTION OF DIRECTORS
                          (Item No. 1)

  Three directors are to be elected at the Meeting to serve until the next annual meeting and until their successors are duly elected and qualified. The persons named in the accompanying form of proxy intend to vote the shares represented by the proxy for the election as directors of the three nominees named below, unless authority to vote for any nominee is withheld in the proxy. Although the Board of Directors does not contemplate that any of the nominees named will be unavailable for election, in the event a vacancy in the slate of nominees results from an unexpected occurrence, it is presently intended that the proxy will be voted for the election of a nominee who shall be designated by the Board.

  The following persons have been nominated for election as directors for terms of office expiring at the next Annual Meeting of Shareholders.

  RONALD H. DEFERRARI, Age 55, founder of the Company, has served as Chairman of the Board of Directors since the Company's formation in 1975, as well as President until 1995. At the present time, he is also the Chief Executive Officer, Chief Financial Officer and Treasurer of the Company.

  A.S. GIANOPLUS, Age 65, has served as President of Open Retail Systems, Inc., a supplier of software systems and services to the retail industry, since July of 1995. From August 1988 to June 1995, Mr. Gianoplus was Executive Vice President of Compex Corporation, a provider of computer systems and services to government and industry, where he was responsible for the Company's operations. From August 1982 to July 1988, he was Vice President for Corporate Development at Planning Research Corp. (also a provider of computer systems and services to government and industry), where he was responsible for acquisitions, divestitures and strategic development. Prior to this he had several positions with ITT Corp., the last being Director of Business Strategy for ITT's Telecommunications and Electronics Group. He has served as Director of Plasma-Therm, Inc. since August 1989.

  LUBEK JASTRZEBSKI, Ph.D., Age 47, has served as Vice President in charge of development, application, marketing and sales of Semiconductor Diagnostics Inc. (SDI) of Tampa, a provider of sophisticated contamination monitoring equipment to the integrated circuit (IC) industry, since 1989 and is one of two founders of SDI. He also holds an academic appointment at the Center for Microelectronic Research at the University of South Florida, where he conducts research and teaches at the Department of Electrical Engineering. Prior to this he worked for 10 years at David Sarnof Research Laboratories in Princeton, New Jersey on advancement of processes used by the IC industry. He holds over 40 patents and has published over 150 scientific papers. He has served as Director of Plasma-Therm, Inc. since February 1, 1996.

  Directors will be elected by a plurality of the votes cast in person and by proxy at the Annual Meeting. That is, the nominees receiving the three highest number of votes for election will be elected. For this purpose, votes withheld, any broker non-votes and any abstentions are not given effect in determining which candidates are elected.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR"
EACH OF THE ABOVE NOMINEES FOR ELECTION AS DIRECTORS OF THE
COMPANY.

Committees, Meetings and Compensation of the Board of Directors

  The Board of Directors held four meetings during the fiscal year ended November 30, 1995 ("fiscal 1995"). The Board acted six additional times by unanimous written consent during that period. There are no standing nominating or compensation committees of the Board of Directors. The Board of Directors of the Company has an Audit Committee. Mr. Gianoplus is Chairman of this committee and Mr. Deferrari is the other member. The Audit Committee, which held one meeting during fiscal 1995, has responsibility for reviewing matters involving the retention of auditors, for overseeing internal audit matters, for responding to and resolving issues with the Company's auditors, and for reporting on these issues to the Board of Directors for appropriate action. The Board of Directors of the Company also has a Stock Option Committee. Mr. Gianoplus is Chairman of this committee and Mr. Deferrari is the other member. The Stock Option Committee met two times and acted three times by unanimous written consent during fiscal 1995. The Stock Option Committee has responsibility for administering the Company's stock option plans. In addition to formal meetings of the Board of Directors and its Committees, the directors have frequent informal communications between themselves and with other executives regarding Board and Committee issues.

  Mr. Gianoplus and Dr. Jastrzebski are compensated at the rate of $20,000 and $15,000 per year, respectively, for services as a director. They are also entitled to reimbursement of expenses. For services on the committee that administers the Company's 1995 Stock Incentive Plan, Mr. Gianoplus is entitled to receive a five year option for 5,000 shares each June 30, exercisable at 60% of the Fair Market Value (as defined) of the Company's Common Stock on the date of grant. His option granted on June 30, 1995, is exercisable at $2.25 per share. The Company has agreed with Mr. Jastrzebski that if he is elected as a director at the Annual Meeting, he will receive within one week thereafter a three year option for 5,000 shares, exercisable at 100% of the Fair Market Value of the shares on the date of grant.

  Mr. Deferrari receives no separate compensation for services as a director.


Report of the Directors Regarding Compensation

  The Board of Directors determines annually the compensation to be paid to the Company's executive officers named in the Summary Compensation Table. In making such determination, the Board of Directors reviews and evaluates information supplied by management. The Company's compensation policies are structured to enable the Company to attract, retain and motivate highly qualified executive officers and to reward contributions to the Company's success. The objective is to provide a management team that will consistently produce superior results for the Company and its shareholders. The compensation of executive officers includes salary, stock options and bonuses.

  Salary. The Board of Directors annually reviews the salary of each executive officer in relation to his/her previous salaries and with regard to general industry conditions or trends. The Board of Director's policy is to set salaries in relation to the contribution of each incumbent and to grant merit increases based on individual performance. The Board of Directors considers the financial condition of the Company, earnings in an absolute manner and in relation to the previously established business plan, other measures of business success and the degree of difficulty in achieving these levels. Executive officer compensation for the last three years is listed on page 5.

  Stock Options/Bonuses. The Board of Directors believes that including a portion of an executive's annual incentive compensation in the form of stock options in addition to cash bonuses encourages the executive to have the common goal with outside shareholders of increasing the price of the Company stock over any given period of time. The Board of Directors encourages management's stock ownership. The Board of Directors grants options as an incentive for the future, based upon the individual executive's contribution in the previous year according to his/her achievement of corporate and individual goals. Executive officer stock option grants for the last three years are listed on page 6. Similarly, bonus formulas were based on the Company's net earnings, instead of other measures of performance, because net earnings have a significant effect on the market price of the Company's Common Stock.

  In May 1994, the Company entered into three year employment agreements with Ronald H. Deferrari and Ronald S. Deferrari. In June 1995, the Board agreed to modify these agreements as shown below. The Board also agreed to modify Curtis A. Barratt's compensation as shown below.

  Ronald H. Deferrari's bonus percentage was decreased from 5% to 3%. Mr. Deferrari had suggested such decrease, so that certain other key employees could participate in the bonus pool, without increasing the overall size of the bonus pool. His employment agreement, as so revised, is more fully described in footnotes 1 and 3 to the Summary Compensation Table.

  Ronald S. Deferrari was promoted from Executive vice President to President (retaining the additional position of Chief Operating Officer) and his annual cash compensation rate was increased by $24,000 to $160,000, in addition to reimbursement for two automobiles. His employment agreement, as so revised, is more fully described in footnotes 2 and 4 to the Summary Compensation Table.

  Curtis A. Barratt was promoted from Research and Development Manager to Vice President of Technology and Chief Technical Officer in July, 1995. Mr. Barratt's cash compensation was increased to include a bonus of 1% of the Company's fiscal year net earnings, such bonus not to exceed $75,000 annually. In February 1996, the Company entered into an employment agreement with Mr. Barratt which is more fully described in footnotes 1 and 7 to the Summary Compensation Table.



                                 Members of the Board of Directors:

                                  Ronald H. Deferrari, Chairman
                                  A. S. Gianoplus
                                  Lubek Jastrzebski,Ph.D., (Director
                                   since February 1,1996)



Comparative Stock Performance


         The following graph compares cumulative total stockholder return on Company Common Stock for the five years ended November 30, 1995, with that of the NASDAQ Stock Market (U.S. Companies) Composite Index (the Composite Index") and a peer group stock performance index defined as follows: SIC Index No. 3500-3599 (industrial and commercial machinery and computer equipment companies) (the "Peer Group"). The graph shows the comparative values for $100 invested on November 30, 1990.


                  FIVE YEAR TOTAL RETURN CHART



                             [Chart]





                                  Total Return
                  -----------------------------------------------
    Year          Plasma-Therm, Inc.  Composite Index  Peer Group
    ----          -----------------   ---------------  ----------
    1990               $100.00          $ 100.00        $100.00
    1991                 84.20            149.30         130.70
    1992                 89.50            188.00         182.30
    1993                610.50            217.70         186.70
    1994                778.90            218.20         310.70
    1995                536.80            310.70         362.10

 Source:  Center for Research in  Security Prices (CRSP), The
 University of Chicago, Graduate School of Business, 1101 East
 58th Street, Chicago, IL       60637


Management Compensation

   Set forth below is information regarding the cash compensation earned or awarded for the last three fiscal years paid to the Company's four executive officers whose total annual salary and bonus exceeded $100,000.

                   SUMMARY COMPENSATION TABLE


                                Annual Compensation         Long Term Compensation
                                -------------------         ----------------------
         (a)           (b)     (c)        (d)         (e)        (f)        (g)           (h)
                                                 Other Annual Restricted
     Name and                                    Compensation   Stock                  All Other
 Principal Position   Year  Salary($) Bonus($)(1)    ($)(2)   Awards(#)  Options(#) Compensation($)
 ------------------   ----  --------- ----------- ----------  ---------  ---------- ---------------
Ronald H. Deferrari,  1995   150,000    44,146       33,284       -          -             -
CEO, CFO,             1994   150,000    53,688       25,931       -          -             -
Treasurer (3)         1993   150,000       -           -          -          -             -

Ronald S. Deferrari,  1995   146,340    53,006        5,613       -        70,000          -
President, COO (4)    1994   112,539    53,688        3,000       -        25,000        57,626(5)
                      1993    72,597       -          6,000       -        75,000        58,095(5)

Diana M. DeFerrari,   1995    93,119    20,378        1,500       -        20,000          -
Vice President of     1994    56,553    10,738        5,600       -        10,000          -
Administration,
Secretary (6)

Curtis A. Barratt,(7) 1995   101,594     4,430        4,800       -        20,000          -
Vice President of
Technology, Chief
Technical Officer

___________________________
(1) Reflects bonuses based on fiscal year net income. Bonuses are paid quarterly based on quarterly net income before bonuses, for the first three fiscal quarters and are reconciled for the full fiscal year after the fiscal year end. The bonuses are subject to certain limitations, which vary among the individuals.

(2)  Automobile allowance.

(3) In May 1994, the Company entered into an employment agreement with Ronald H. Deferrari, for a term of three years. The agreement was amended in June 1995. Under Mr. Deferrari's current agreement he receives $150,000 in cash compensation per year and a bonus based on 3% of the Company's fiscal year net earnings, such bonus not to exceed $100,000. Upon termination of the agreement, including termination on death and disability, Mr. Deferrari is entitled to receive the full compensation provided thereunder for the remainder of the term of the agreement, unless the termination is made by the Company based upon reasonable cause as defined in the agreement, in which event the compensation shall continue one year from the notice of termination. Mr. Deferrari is entitled to terminate the agreement in the event of a change of control of the Company, in which case Mr. Deferrari will also be entitled to receive the full compensation provided thereunder for the remainder of the agreement term.

(4) In May 1994, the Company entered into an employment agreement with Mr. Ronald S. Deferrari, for a term of three years. The agreement was amended in June 1995. Under Mr. Deferrari's current agreement he receives $160,000 per year in cash compensation, a bonus based on 5% of the Company's fiscal year net earnings, such bonus not to exceed $150,000 and reimbursement for two automobiles. Upon termination of the agreement, including termination on death and disability, Mr. Deferrari is entitled to receive the full compensation provided thereunder for the remainder of the term of the agreement, unless the termination is made by the Company based


     upon reasonable cause as defined in the agreement, in which event the compensation shall continue one year from the notice of termination. Mr. Deferrari is entitled to terminate the agreement in the event of a change of control of the Company, in which case Mr. Deferrari will also be entitled to receive the full compensation provided thereunder for the remainder of the agreement term.

(5) Sales commissions earned by Ronald S. Deferrari under a prior agreement. Under Ronald S. Deferrari's current employment agreement described in footnote 4 above, he is not entitled to sales commissions.

(6) In February 1995, the Company entered into a new employment agreement with Ms. DeFerrari for a three year term. Under such agreement, Ms. DeFerrari is to receive $101,000 per year in cash compensation and a bonus based on 2.5% of the Company's fiscal year net earnings, such bonus not to exceed $100,000 annually. Upon termination of the agreement, including termination on death and disability, Ms. DeFerrari is entitled to receive the full compensation provided thereunder for the remainder of the term of the agreement, unless a termination is made by the Company based upon reasonable cause as defined in the agreement, in which event the compensation shall continue one year from the notice of termination. Ms. DeFerrari is entitled to terminate the agreement in the event of a change of control of the Company, in which case Ms. DeFerrari will also be entitled to receive the full compensation provided thereunder for the remainder of the agreement term.

(7) Mr. Barratt became an executive officer of the Company in July 1995.

     In February 1996, the Company entered into an employment agreement with Mr. Barratt for a two year term. Under such agreement, Mr. Barratt is to receive $110,510 per year in cash compensation and a bonus based on 1% of the Company's fiscal year net earnings, such bonus not to exceed $75,000 annually. Upon termination of the agreement, including termination on death and disability, Mr. Barratt is entitled to receive the full compensation provided thereunder for the remainder of the term of the agreement, unless a termination is made by the Company for cause as defined in the agreement. Mr. Barratt is entitled to terminate the agreement in the event of a change of control of the Company, in which case Mr. Barratt will also be entitled to receive the full compensation provided thereunder for the remainder of the agreement term.


     The following table provides certain information regarding the stock options granted during fiscal 1995 to the named executive officers in the Summary Compensation Table.

                  OPTION GRANTS IN FISCAL 1995

                                                                            Potential Realizable
                                                                              Value at Assumed
                                    Individual Grants
                         -------------------------------------------------
                      Number of     % of Total                                   Annual Rates of
                      Underlying    Granted to     Exercise or                    Stock Price
                       Options     Employees in    Base Price                  Appreciation for
                                                                                Option Term($)
                                                                 Expiration      -------------
     Name             Granted(#)   Fiscal Year(%) Per Share($)      Date          5%          10%
     ----             ----------    ------------- ------------   ----------      ---          ---
Ronald H. Deferrari       --            --             --           --           --            --

Ronald S. Deferrari     40,000         17.9           1.02         06/26/97     138,246     155,704
                        30,000         13.5           4.06         06/26/98      19,199      40,316

Diana M. DeFerrari      20,000          9.0           4.06         06/26/98      12,799      26,877

Curtis A. Barratt       20,000          9.0           4.06         06/26/98      12,799      26,877



     The following table provides certain information regarding stock options exercised in fiscal 1995 and 1995 stock option values for the named executive officers in the Summary
Compensation Table.


                 AGGREGATED OPTION EXERCISES IN
        FISCAL 1995 AND NOVEMBER 30, 1995 OPTION VALUES

     Column (d) plus column (e) lists the total options held by the executive officers as of November 30, 1995. As of that date, the executive officers held beneficially, excluding their options, an aggregate of 2,288,389 shares of Company Common Stock. As a consequence, executive officers share with all shareholders the risk of future changes in the market value of Company Common Stock, which will depend upon, among other factors, the Company's future performance and such executive officer's contribution to that performance.

         (a)                (b)         (c)        (d)            (e)          (f)             (g)
                                                   Number of unexercised     Value of unexercised in-the
                        Shares        Value        options at fiscal end     money options at fiscal year end ($)
                        acquired on  realized      ---------------------     ------------------------------------
     Name               exercise(#)    ($)       Exercisable   Unexercisable  Exercisable    Unexercisable
   --------             -----------  --------    -----------   -------------  -----------    --------------
Ronald H. Deferrari (1)                 --          --          --            --               --
Ronald S. Deferrari         --          --        25,000        70,000        34,638         86,700
Diana M. DeFerrari         15,000      63,150     10,000        20,000        15,325           --
Curtis A. Barratt          30,000     106,350       --          20,000          --             --

_________________________
(1) Does not include 100,000 shares acquired on the exercise of the warrant described in footnote 1 to the Common Stock Ownership Table. Such warrants were exercised on April 4, 1995 at an exercise price of $.7721 per share. The closing price of the Company's Common Stock on that date was $4.125. Also, does not include 400,000 shares remaining under the warrant described in footnote (1) to the Common Stock Ownership Table.

Certain Transactions with and Indebtedness of Management

  On November 1, 1994, Magnetran, the Company's subsidiary located in New Jersey, entered into a 5 year gross lease for approximately 17,750 square feet, with the Company's Chief Executive Officer. The premises are leased at an annual base rental of $86,841, which escalates 3% annually. After the initial term of the lease, Magnetran has an option to renew for five years with a 3% increase each year. The rent paid to the Chief Executive Officer for fiscal 1995 was approximately $87,000. The Company believes that the terms of the lease are generally as favorable to the Company as could be obtained from unaffiliated third parties.

  In 1995, Ronald S. Deferrari, an officer of the Company, inadvertently incurred an obligation to the Company of approximately $69,000 under Section 16(b) of the Securities Exchange Act of 1934 arising out of grants of options to him under the Company's 1988 Stock Option Plan and the sale of shares he acquired on the exercise of options within a six month period. The obligation was paid to the Company in full.


Common Stock Ownership

    The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of March 7, 1996 by (i) each person who is known to beneficially own more than 5% of the Company's stock, computed in accordance with Securities Exchange Act Rule 13d-3; (ii) each of the Company's directors; and (iii) all directors and executive officers of the Company as a group. The Shareholders listed possess sole voting and investment power with respect to the shares listed.


                                   Amount        Approximate
                                of Beneficial     Percent of
  Name                            Ownership         Class

  Ronald H. Deferrari           2,538,005(1)        22.96%
  9509 International Court
  St. Petersburg, FL  33716

  A.S. Gianoplus                   28,000(2)         (4)
  8007 Algarve St.
  McLean, VA  222102

  Lubek Jastrzebski                 --(3)             --
  450 Gulfview Blvd.
  Apartment 1705
  South Clearwater, FL  34630

  Ronald S. Deferrari             168,092(5)        1.52%
  9509 International Court
  St. Petersburg, FL 33716

  Diana M. DeFerrari               93,792(6)         (4)
  9509 International Court
  St. Petersburg, FL  33716

  Curtis A. Barratt                50,500(7)         (4)
  9509 International Court
  St. Petersburg, FL  33716

  Executive officers              2,972,389         26.80%
  and directors as a group
  (8 persons)


(1)  Includes 400,000 shares that may be acquired by Mr.
     Deferrari at a price of $0.7721 per share at any time prior to April 20, 2002 under a warrant issued to Mr. Deferrari in 1987 in connection with his personal guaranty of a loan made to the Company. The percentage shown assumes that the shares subject to this warrant are outstanding.

(2) Includes an option to purchase 5,000 shares at a price of $2.25 per share, which expires on June 30, 2000.

(3)  See "ELECTION OF DIRECTORS, Committees, Meetings and
     Compensation of the Board of Directors" regarding a 5,000 share option proposed to be granted to Dr. Jastrzebski.

(4)  Less than 1% of the outstanding Common Stock.

(5) Includes options to purchase 5,000 shares at a price of $1.41 per share, which expires on March 9, 1996; 40,000 shares at a price of $1.02 per share, which expires on June 26, 1997; 30,000 shares at a price of $4.06 per share, which expires on June 26, 1998; and an option to purchase 40,000 shares at a price of $2.62 per share, which expires on December 26, 1998.

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(6)  Includes an option to purchase 20,000 shares at a price of
     $4.06 per share, which expires on June 26, 1998; and an option to purchase 30,000 shares at a price of $2.62 per share, which expires on December 26, 1998.

(7) Includes an option to purchase 20,000 shares at a price of $4.06 per share, which expires on June 26, 1998; and an option to purchase 20,000 shares at a price of $2.62 per share, which expires on December 26, 1998.


  ELIMINATION OF SHAREHOLDERS' RIGHT TO ACT BY WRITTEN CONSENT
                          (Item No. 2)

  The Florida Business Corporation Act, under which the Company is incorporated, provides that unless otherwise provided in the articles of incorporation, any action that may be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The Company's Articles of Incorporation, as amended to date (the "Articles"), currently do not negate the right of shareholders to act by written consent in lieu of a meeting.

  The Board of Directors has unanimously adopted a proposal, which is being submitted to the shareholders for their approval, to further amend the Articles in order to eliminate the right of shareholders to act by written consent in lieu of a meeting (the "Amendment"). The Amendment would add the following additional paragraph to Article IX, which deals generally with shareholder meetings:

            Any action required or permitted to be taken at any annual or special meeting of shareholders of this corporation may be taken only upon the vote of such shareholders at an annual or special meeting duly called, and may not be taken by written consent of such shareholders without a meeting.

  Under applicable law, shareholders are entitled or required to vote on a limited number of major corporate actions or transactions, such as amendments of the Articles, mergers, plans for share exchanges, dissolutions and similar fundamental matters affecting the corporation. In most cases, holders of a majority of the outstanding shares have sufficient voting power to take the required action on behalf of shareholders, although certain matters require a larger plurality. The directors believe that it is not appropriate to permit shareholders of the Company who hold the requisite voting power to take an action that is a proper subject for shareholders action without convening a meeting and without the related formalities, including the need to supply information to the shareholders generally. Rather, the directors believe that actions to be taken by the Company's shareholders should be taken at a duly convened meeting, and only after all of the shareholders entitled to vote have received due notice of the meeting, have received the information that they are legally entitled to receive and have had the opportunity to participate at the meeting in person or by proxy.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE
SHAREHOLDERS VOTE "FOR" THE AMENDMENT TO THE ARTICLES.

Vote Required

     The Amendment shall be adopted upon receiving the affirmative votes of holders of a majority of the shares outstanding.
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